Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following unaudited pro forma condensed combined statements of operations is intended to show how the Merger might have affected historical financial statements if the Merger had been completed on January 1, 2011, and was prepared based on the historical financial results reported by Trimeris and Synageva. The following should be read in conjunction with the audited and unaudited historical financial statements of each of Trimeris Inc., (“Trimeris”) and Synageva BioPharma Corp. (“Synageva”) and the notes thereto, and the sections entitled “Trimeris’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Synageva’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the other information contained in the registration statement on Form S-4, dated October 12, 2011, that was filed with the SEC. The following should be read in conjunction with the audited financial statements of Synageva and the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the other information contained in the Annual Report on Form 10-K, filed with the SEC on March 22, 2012.

The Merger was accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, Synageva will be treated as the accounting acquiror and Trimeris was treated as the “acquired” company for financial reporting purposes because, immediately upon completion of the Merger, Synageva stockholders prior to the Merger held a majority of the voting interest of the combined company. In addition, the nine member board of directors of the combined company was comprised of seven of the former members of the Synageva board of directors and therefore Synageva’s former board of directors possessed majority control of the board of directors of the combined company immediately upon completion of the Merger. Members of the former management of Synageva are responsible for the management of the combined company and the majority of the combined company’s activities are activities related to Synageva’s former business.

The unaudited pro forma condensed combined statement of operations was prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth in the notes to the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the historical statements of operations of Synageva for the twelve months ended December 31, 2011 (inclusive of the post merger period from November 2, 2011 through December 31, 2011) and Trimeris for the period preceding the Merger (January 1, 2011 through November 2, 2011) and gives pro forma effect to the Merger as if it had been completed on January 1, 2011. The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes only and is not necessarily indicative of the results of operations of future periods or results of operations that actually would have been realized had the entities been combined during the period presented.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(Amounts in thousands, except per share amounts)

	Synageva	Trimeris	Pro Forma Adjustments	Note Reference	Pro Forma Combined
Revenue:
Milestone revenue	$—	$1,039	$—		$1,039
Collaboration and royalty revenue	1,723	6,896	—		8,619
Grant revenue	376	—	—		376

Total revenue and collaboration income	2,099	7,935	—		10,034

Operating expenses
Research and development	17,850	—	2,390	A	20,240
General and administrative	9,268	8,337	(5,198)	B	12,407

Total operating expenses	27,118	8,337	(2,808)		32,647

Income/(loss) from operations	(25,019)	(402)	2,808		(22,613)
Other income (expense), net	(259)	—	—		(259)
Interest income	5	5	—		10
Interest expense	(33)	—	—		(33)

Income/(loss) before taxes	(25,306)	(397)	2,808		(22,895)
Income tax provision	—	—	—	C	—

Net income/(loss)	$(25,306)	$(397)	$2,808		$(22,895)

Basic and diluted net income/(loss) per share	$(1.45)				$(1.30)

Weighted average shares used in basic and diluted per share computations	17,455				17,455

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Operations, which are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENT

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

Description of Transaction

On June 13, 2011, Trimeris entered into the Merger Agreement with Synageva and Merger Sub. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, on November 2, 2011 Merger Sub merged with and into Synageva. As a result Synageva was renamed Abbey BioPharma and survived as a wholly owned subsidiary of Trimeris which was renamed Synageva BioPharma Corp.

At the effective time of the Merger (the “Effective Time”), each outstanding share of Synageva capital stock was converted into the right to receive that number of shares of Trimeris common stock as determined pursuant to the Exchange Ratio, as calculated pursuant to the terms of the Merger Agreement. In addition, at the Effective Time (i) all outstanding options to purchase shares of Synageva common stock were assumed by Trimeris and converted into options to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio (such options, the “Assumed Options”) and (ii) all outstanding warrants to purchase shares of the capital stock of Synageva were assumed by Trimeris and converted into warrants to purchase shares of Trimeris common stock, in each case appropriately adjusted based on the Exchange Ratio. Immediately upon completion of the Merger, Synageva received shares of Trimeris common stock representing an aggregate of approximately 75% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis. Trimeris stockholders continue to own their existing shares of Trimeris common stock, which were not affected by the Merger, and did not receive any additional shares of Trimeris common stock as a result of the Merger. As a result, such shares represent an aggregate of approximately 25% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis.

Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared in accordance with the regulations of the SEC and are intended to show how the Merger might have affected the historical statements of operations if the Merger had been completed on January 1, 2011. The pro forma adjustments reflecting the completion of the Merger are based upon the acquisition method of accounting in accordance with GAAP, and upon the assumptions set forth herein. Based on the terms of the Merger, Synageva is deemed to be the accounting acquiror. Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Trimeris are recorded at the acquisition date fair values and added to those of Synageva.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 combines the historical statements of operations of Synageva for the twelve months ended December 31, 2011 (inclusive of the post merger period from November 2, 2011 through December 31, 2011) and Trimeris for the period preceding the Merger (January 1, 2011 through November 2, 2011) and gives pro forma effect to the Merger as if it had been completed on January 1, 2011.

2.	PURCHASE PRICE

The purchase price, based on the stock price as of the Merger date, is as follows (table in thousands):

Fair value of Trimeris shares outstanding	$68,767
Fair value of vested Trimeris stock options	1,102

Purchase price	$69,869

For pro forma purposes, the fair value of the Trimeris common stock used in determining the purchase price was $15.35 per share based on the average of the closing price of Trimeris common stock on November 2, 2011. The fair value of the Trimeris stock options was determined by using the Black-Scholes option pricing model with the following assumption: (i) stock price of $15.35, which is the value ascribed to the Trimeris common stock in determining the purchase price, (ii) volatility of 51%; risk-free interest rate of 1.02%, and (iii) a weighted average expected life of 2.8 years. All outstanding Trimeris options fully vested upon completion of the Merger. In addition, Synageva incurred approximately $1.1 million of transaction costs related to the Merger. These costs were expensed as incurred, and classified as general and administrative expense.

The fair value of acquired assets and liabilities is as follows (in thousands):

Cash and cash equivalents	$50,107
Accounts receivable, taxes refundable, and other current assets	4,437
Developed technology- FUZEON	9,300
Goodwill	8,535
Assumed liabilities	(2,510)

Total	$69,869

The amount allocated to acquired identifiable intangible assets has been attributed to the following categories (in thousands):

FUZEON developed technology	$9,300

Total	$9,300

The estimated fair value attributed to FUZEON developed technology, which relates to Trimeris’ existing approved HIV product, FUZEON, was determined based on a discounted forecast of the estimated net future cash flows to be generated from the technology. FUZEON is marketed in the U.S. and Canada and in over 55 other countries around the world, including all the major countries in Europe. The estimated fair value attributed to developed technology is being amortized over the estimated life of the royalty stream, in proportion to the related royalty revenue.

3.	PRO FORMA ADJUSTMENTS

(A)	Represents the amortization of developed technology, prorated for the period prior to the Merger. Amortization expense is recognized based on the ratio of period cash flows divided by total estimated cash flows related to royalty income associated with FUZEON developed technology.

(B)	Represents non-recurring merger related expenses incurred by Trimeris and Synageva totaling $4.1 million and $1.1 million, respectively.

(C)	Represents the tax effect of the above pro forma adjustments as calculated at the statutory rate. The tax effect of the adjustment in Note Reference A is determined to be zero because it relates to a non-deductible expense for tax purposes. In addition, the combined company will have available NOL carryforwards and research and development carryforwards that may be utilized to offset any current income and related taxes. Utilization of the NOL and research and development carryforwards may be subject to a substantial annual limitation due to ownership change limitations provided by Section 382 of the Code, as well as similar state provisions. It is expected that the combined company will continue to provide a full valuation allowance on its deferred taxes.